Exhibit 99.1

Unifi Names Edmund Ingle as Chief Executive Officer

Bringing over 30 years of operational, leadership and sustainability experience;

Thomas H. Caudle, Jr. announces planned retirement

GREENSBORO, N.C., April 21, 2020 /PRNewswire/ -- Unifi, Inc. (NYSE: UFI), one of the world's leading innovators in recycled and synthetic yarns, today announced that its Board of Directors has appointed Edmund (“Eddie”) Ingle as Chief Executive Officer and a member of the Board of Directors effective July 1, 2020. Eddie previously spent 30 years with Unifi in progressively senior roles from 1986 to 2018 before becoming an executive with Indorama Ventures (“Indorama”).

After more than forty years of dedicated and exceptional service to Unifi, Thomas (Tom) H. Caudle, Jr., President and Chief Operating Officer of the Company, has announced his retirement effective June 27, 2021. Tom Caudle will continue to be President and Chief Operating Officer through his retirement date.

Albert (Al) P. Carey, Executive Chairman of Unifi, said, “Unifi has been strategically searching for the right leader and industry-experienced candidate to lead this great company into the future. Today, I am very pleased to announce that Eddie will be returning to Unifi. Eddie brings over 30 years of experience with Unifi, having held several key leadership positions during that time. The Board viewed his blend of industry expertise, knowledge of Unifi, broad operational skills, and proven leadership to comprise the ideal candidate to execute the Company’s strategic objectives.”

Mr. Carey continued, “I’m pleased that Tom will still be with us for another year to help us conclude some very important strategic projects and to assist with the management transition. Tom’s knowledge and expertise of our business and the industry have been invaluable, and he’s been an integral part of Unifi’s success over the years.”

Mr. Caudle said, “It has been very important to me to ensure that I leave the Company and its people with a leader who can drive the business forward and leverage our exceptional teams and assets.  I am delighted that Eddie is returning to Unifi and am fully confident in him and the entire leadership team to foster Unifi’s growth and success for years to come.”

Mr. Ingle said, "I am honored by this opportunity to serve as Unifi’s next CEO, and I am excited by the many opportunities we have. Unifi means a great deal to me because of my long history with the Company and my steadfast belief in its people and products. I am humbled by the Board’s decision, and I’m eager to work with our fantastic team to fulfill our mission of being the world’s most sought-after performance and sustainability textile partner.”

Ingle, 55, currently serves as Chief Executive Officer for Indorama’s Recycling Group. Prior to that, he was Indorama’s Chairperson and Chief Executive Officer for its Wellman International

division.  Ingle began his career at Unifi’s operations in Letterkenny, Ireland, in 1986 and moved to Winston-Salem in 1991 to work for Unifi in the U.S., and over the years has held numerous progressive leadership positions, including Vice President of Supply Chain and Global Corporate Sustainability Officer.

Al Carey will continue in his current position and will remain as Executive Chairman after the addition of Eddie Ingle.

About Unifi:
Unifi, Inc. (NYSE: UFI) is a global textile solutions provider and one of the world's leading innovators in manufacturing synthetic and recycled performance fibers. Through REPREVE®, one of Unifi's proprietary technologies and the global leader in branded recycled performance fibers, Unifi has transformed more than 19 billion plastic bottles into recycled fiber for new apparel, footwear, home goods and other consumer products. The Company's proprietary PROFIBER™ technologies offer increased performance, comfort and style advantages, enabling customers to develop products that perform, look and feel better. Unifi continually innovates technologies to meet consumer needs in moisture management, thermal regulation, antimicrobial, UV protection, stretch, water resistance and enhanced softness. Unifi collaborates with many of the world's most influential brands in the sports apparel, fashion, home, automotive and other industries.  For more information about Unifi, visit www.Unifi.com.

About REPREVE®:
Made by Unifi, Inc. (NYSE: UFI), REPREVE® is the global leader in branded recycled performance fibers, transforming more than 19 billion plastic bottles into recycled fiber for new clothing, shoes, home goods and other consumer products. REPREVE is the earth-friendly solution to making consumers' favorite brands more environmentally responsible. Found in products from many of the world's leading brands, REPREVE fibers can also be enhanced with Unifi's proprietary technologies for increased performance and comfort. For more information about REPREVE, visit www.repreve.com, and connect with REPREVE on Facebook, Twitter and Instagram. REPREVE® is a trademark of Unifi, Inc.

REPREVE® is a trademark of Unifi, Inc.